Exhibit 3.12
OPERATING AGREEMENT
OF
WESTMORELAND-NORTH CAROLINA POWER, L.L.C.
     This Operating Agreement, dated as of March 29, 2006 (the “Operating Agreement”) is made by Westmoreland Energy, LLC, a Delaware limited liability company (the “Initial Member”), as the sole member of Westmoreland -North Carolina Power, L.L.C., a Virginia limited liability company (the “Company”), to set forth the terms and conditions on which the management, business and financial affairs of the Company shall be conducted.
Section 1
Organization and Purpose
     1.01 Formation of Company. The Company was organized as a limited liability company under the Virginia Limited Liability Company Act, Virginia Code §13.1-1 000, et seq. (the “Act”). The Articles of Organization of the Company (the “Articles”) were filed with the Virginia State Corporation Commission and a Certificate of Organization was issued on March 29, 2006.
     1.02 Purpose. The primary purpose of the Company is to acquire, hold and own a partnership interest in Westmoreland-LG&E Partners, a Virginia general partnership. The Company may further engage in any and all other lawful activities as may be necessary, incidental or convenient to carrying out the business of the Company as contemplated in this Operating Agreement. The Company may also pursue any other lawful activity that is approved by the Initial Member.
Section 2
Capital Contributions and Allocation of Profits and Losses
     2.01 Capital Contributions. Capital Contributions shall be made at such times and in such amounts as the Initial Member shall determine in its sole discretion.
     2.02 Membership Interests. The percentage interest of the Initial Member in the Company (the “Membership Interest” or “Interest”) shall be 100%.
     2.03 Member. The term “Member” shall include the Initial Member and any other contributor of capital for a Membership Interest, as well as any assignee, transferee, successor, legatee or dispose of all or any part of a Membership Interest, who is admitted to the Company as a Member pursuant to Section 7.
     2.04 Distributions. Distributions shall be made by the Company to the Member at such times as the Member shall determine in its sole discretion.
     2.05 Member Compensation. The Member may be reasonably compensated for his services to the Company.
     2.06 Loans to Company. Nothing in this Operating Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.
Section 3
Rights and Obligations of Member
     3.01 Powers and Duties of Member. The Member in its capacity as a member of the Company shall not participate in the business affairs of the Company, transact any business on behalf of the

Company, or have any power or authority to bind or obligate the Company. The Member shall, however, be entitled to vote on those matters requiring Member approval set forth in this Operating Agreement.
     3.02 Action by Member. Any action to be taken by the Member may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Member.
     3.03 Liability of Member. The Member shall have no individual liability whatsoever, whether to the Company or to the creditors of the Company, for the debts of the Company or any of its losses or liabilities.
Section 4
Management of Company
     4.01 Management of the Company. Pursuant to Virginia Code Section 13.1-1024, as amended from time to time, the Member hereby unanimously agrees that, except as otherwise expressly provided in the Articles or this Operating Agreement, the business and affairs of the Company shall be managed under the direction of one or more Managers, who shall be called individually a “Manager,” and collectively, the “Managers.” The Company shall have three (3) Managers.
     4.02 General Powers of the Managers. Except as otherwise limited in this Operating Agreement, the Managers shall have exclusive right to manage the business of the Company and to make all decisions regarding the business of the Company. The Managers shall carry out the policies, directions, orders and resolutions of the Member in the manner described in this Operating Agreement and as authorized and directed by the Member from time to time. To the extent not inconsistent with the Act, the Articles or the express provisions of this Operating Agreement, each of the Managers shall have the same rights, powers and authority with respect to the Company. The Managers may delegate prescribed functions to any officer, employee, agent or consultant.
     4.03 Election, Etc. of Manager. The Member hereby agrees that Robert H. Holzwarth, Gregory S. Woods and Douglas P. Kathol shall serve as the Managers of the Company until such time that either resigns or is removed from office by vote of the Member. In the event a Manager resigns or is removed, a new Manager shall be elected by vote of the Member.
     4.04 Action by Manager. Unless otherwise expressly provided by the Act, the Articles, or the terms of this Operating Agreement, each Manager shall be entitled to exercise all powers set forth in this Section 4 and to take any action on behalf of the Company that the Managers are authorized to take pursuant to the Act, the Article or this Operating Agreement. Unless otherwise expressly provided by the Act, the Articles, or the terms of this Operating Agreement, the signature of one Manager shall be required on any documents executed and delivered by the Company.
     4.05 Reliance by Other Persons. Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager in taking any action in the name of the Company.
     4.06 Manager’s Expenses and Fees. A Manager shall be entitled to receive reasonable compensation for services rendered on behalf of the Company or in his capacity as a Manager. The Company shall reimburse any Manager for reasonable out-of-pocket expenses which were or are incurred by the Manager on behalf of the Company with respect to the operation of the Company, the on-going conduct of the Company’s business, or the dissolution and winding up of the Company and its business.

     4.07 Officers. The Managers may appoint officers of the Company with such titles as they may elect, to act on behalf of the Company with such power and authority as the Managers may delegate in writing to any such person. The officers of the Company may consist of a President, one or more Vice Presidents, a Secretary and an Assistant Secretary. The same individual may simultaneously hold more than one office.
     4.08 Election of Officers. All officers of the Company shall be appointed by the Member and shall serve until their removal, resignation, death, disability or withdrawal from the Company. The initial officers are:

President:	Robert W. Holzwart
Vice President:	Douglas P. Kathol
Vice President:	Ronald H. Beck
Executive Vice President:	Gregory S. Woods
Secretary and General Counsel:	Roger D. Wiegley
Assistant Secretary:	Donna S. Linthicum
     4.09 Term of Office. All officers shall hold office until their successors have been duly elected and have qualified, or until removed as hereinafter provided. Any officer may be removed with or without cause by the action of the Member.
     4.10 Duties of the Officer. The duties and powers of the officers of the Company shall be as generally pertain to their titles or as set by resolution of the Member.
     4.11 Authority of the Member, the Managers and the Officers to Engage in Other Businesses. The Member, the Managers and the officers may engage in and possess an interest in other business ventures of any nature and description, independently or with others; and neither Company nor the Member shall have any right by virtue of this Operating Agreement, in or to any independent venture or to any income or profits derived there from.
     4.12 Liability of Managers. A Manager shall have no individual liability whatsoever, whether to the Company, to the Member or to the creditors of the Company, for the debts of the Company or any of its losses or liabilities, except to the extent specifically set forth in the Act.
Section 5
Tax Matters
     5.01 Tax Status. It is intended that the Company be treated as a single member entity within the meaning of Section 301.7701-2(c)(2) of the Treasury Regulations and, accordingly, disregarded as a separate entity for tax purposes.
     5.02 Tax Matters Member. The Initial Member shall be the “Tax Matters Member” for federal income tax purposes, and as such shall represent the Company in dealing with the Internal Revenue Service or other state or federal tax authorities, and shall be the Member to whom all official government tax notices shall be sent.

Section 6
Indemnification
          6.01 Indemnification.
          (a) The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, Manager, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding, if such Person acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that such Person’s conduct was unlawful.
          (b) The Company shall indemnify any Person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such Person has been adjudged to have been liable to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indem.11ity for such expenses as the court shall deem proper.
          (c) Any indemnification under the first two paragraphs of this Section 6.01 (unless ordered by a court) shall be made by the Company as authorized in the specific case, on a determination that indemnification of the Person is proper in the circumstances because he has met the applicable standard of conduct set forth in the said two paragraphs. Such determination shall be made by the Managers, unless a Manager was a party to such action, suit or proceeding; in which case by a majority vote of the disinterested Managers.
     6.02 Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding on receipt of an undertaking by or on behalf of the Person seeking indemnification to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 6.
     6.03 Non-Exclusivity. The indemnification and advancement of expenses provided by or granted under this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement, vote of disinterested Managers or disinterested Member, or otherwise.
     6.04 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of his, her or its status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section.
     6.05 Continuation. The indemnification and advancement of expenses provided by or granted under this Section shall continue as to a Person who has ceased to be a Member, Manager, director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of that Person.
Section 7
Admission of a New Member
     7.01 Admission of a New Member. Additional Membership Interests may be issued and additional Members may be admitted to the Company upon the election and in the sole discretion of the Initial Member. No admission of any person or entity shall be effective unless and until this Operating Agreement is first amended by the Initial Member to serve as the operating agreement of a multiple member limited liability company. Other terms applicable to the admission of new Members will be as determined by the Initial Member at that time.
Section 8
Dissolution and Termination
     8.01 Events Resulting in Dissolution. The Company will be dissolved upon the decision of the Member or as required by the Act.
     8.02 Conclusion of Affairs. Except as otherwise provided in this Section 8, in the event of the dissolution of the Company for any reason, the Member shall proceed promptly to wind up the affairs of and liquidate the Company. Except as otherwise provided in this Operating Agreement, the Member shall continue to receive distributions and tax allocations during the period of liquidation in the same manner as before the dissolution.
     8.03 Liquidating Distributions. After providing for the payment of all debts and liabilities of the Company and all expenses of liquidation, and subject to the decision of the Member to set up such reserves as it may deem reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other assets of the Company shall be distributed to or for the benefit of the Member in accordance with this Operating Agreement.
     8.04 Order of Priority in Liquidation. If the Company is terminated, the Member will proceed with the liquidation of the Company as provided in the previous section and the proceeds from the liquidation will be applied as set forth in Section 13.1-1049 of the Code of Virginia, as amended.
     8.05 Termination. Upon completion of the liquidation of the Company and the distribution of all the Company’s assets, the Company shall terminate, and the Member shall execute and record a Certificate of Cancellation of the Company as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 9
Notices
     9.01 Form; Delivery. Whenever, under the provisions of the Act or other law, the Articles or this Operating Agreement, notice is required hereunder to be given to any person or entity, it shall not be construed to mean exclusively personal notice unless otherwise specifically provided, but such notice may be given in writing, by mail, addressed to the Company at its principal office from time to time and to any other person or entity, at his address as it appears on the records of the Company, with postage thereon prepaid. Any such notice shall be deemed to have been given at the time it is deposited, postage prepaid, in the United States mail. Notice to a person may also be given personally or by telegram or telecopy sent to his address as it appears on the records of the Company.
     9.02 Waiver. Whenever any notice is required to be given under the provisions of law, the Articles or this Operating Agreement, a written waiver thereof, signed by the person or persons entitled to said notice and filed with the records of the meeting, whether before or after the time stated therein, shall be conclusively deemed to be equivalent to such notice.
Section 10
Miscellaneous Provisions
     10.01 Bank Accounts. The Company shall maintain such bank accounts as the Member may determine to be appropriate from time to time.
     10.02 Books of Account and Records. At all times during the telll1 of the Company, the Member shall keep, or cause to be kept, full and faithful books of account, records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company (including, without limitation, transactions with the Member). The books of account, records, and all documents and other writings of the Company shall be kept and maintained at the principal office of the Company. The Member or its designated representative shall have access to such financial books, records and documents during reasonable business hours and may inspect and make copies of any of them at the Member’s own expense. The Member shall cause the Company to keep at its principal office the infolll1ationrequired by Section 13.1-1028 of the Code of Virginia, as amended.
     10.03 Application of Virginia Law. This Operating Agreement, and the interpretation hereof, shall be governed exclusively by its terms and by the laws of the Commonwealth of Virginia, without reference to its choice of law provisions, and specifically the Act.
     10.04 Amendment. This Operating Agreement may only be modified or amended, or the requirements of any provision hereof waived, by a written instrument. Except as otherwise required by law, such amendment or waiver may only be made by and upon the approval of the Initial Member. The Initial Member further agrees to execute any amendment to this Operating Agreement as may be considered necessary by legal counsel to the Company in order for it to be treated as a partnership for federal and state income tax.
     10.05 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

     10.06 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.
     10.07 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of anyone right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
     10.08 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
     10.09 Creditors and Third-Party Beneficiaries. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company. The specific intent of the undersigned is that there shall be no third-party beneficiaries of this Operating Agreement.
     10.10 Enforceability. The waiver by any party to this Operating Agreement of a breach of any provision of this Operating Agreement will not operate or be construed as a waiver of any subsequent breach by any party. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions, and this Operating Agreement shall be construed in all respects as if such invalid and unenforceable provision were omitted.
     10.11 Binding Effect. This Operating Agreement will inure to the benefit of and be binding upon the parties to this Agreement, their successors, heirs, personal representatives and assigns.
     10.12 Further Assurances. The Member hereby agrees to execute and deliver such further instruments, provide all information and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Operating Agreement and as are not inconsistent with the terms hereof.
     10.13 Obligation of Good Faith and Reasonableness. The Member agrees to exercise good faith and reasonableness in the interpretation and implementation of the provisions of this Operating Agreement.
     10.14 Entire Agreement. This Operating Agreement contains the entire understanding and supersedes any prior written or oral agreements respecting the subject matter within. There are no representations, agreements, arrangements or understandings, oral or written, relating to the subject matter of this Operating Agreement, which are not fully expressed herein.
     10.15 Counterparts. This Operating Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[SIGNATURES FOLLOW]

{Signature page to the Operating Agreement ojWestmoreland -North Carolina Power, LLC}
          IN WITNESS WHEREOF the parties have signed this Operating Agreement as of the date first above written.

MEMBER:	Westmoreland Energy, LLC
a Delaware limited liability company

	By: Name:	/s/ Roger D. Wiegley Roger D. Wiegley
	Title:	General Counsel and Secretary

ACCEPTANCE OF MANAGER APPOINTMENT:

/s/ Robert W. Holzwarth Robert W. Holzwarth

/s/ Gregory S. Woods Gregory S. Woods

/s/ Doug P. Kathol Doug P. Kathol